Exhibit 15

Nico Echo Park, Benefit Corp. 1115 W. Sunset Blvd. #702 Los Angeles, CA 90012 www.mynico.com (800) 355-NICO

February 26, 2021

The purpose of this update is to provide a snapshot and preliminary analysis of certain operating results related to the occupancy and collections of the Company’s properties during calendar year 2020 and through January 31, 2021 and to provide guidance on scheduled reporting and key dates for 2021.

Occupancy, Collections, and Nico’s Rent Assistance Program

On April 9, 2020, we implemented the first phase of our Rent Assistance Program (the “RAP”), which allowed residents and commercial tenants who were experiencing hardship related to the COVID-19 pandemic the ability to utilize up to 100% of their security deposit towards unpaid rent, with no obligation to replenish the deposit at a later date. The RAP was later expanded (before the May 1, 2020 rent period) to include the ability for residents and commercial tenants who were experiencing hardship related to the COVID-19 pandemic to request cash assistance in the form of a grant for rent from our Sponsor once their full security deposit had been applied towards unpaid rent.

Between April 9, 2020 and August 31, 2020 (the “RAP Period”), thirty-one of our tenants (including both our residents and commercial tenants) applied a total of $53,351 in security deposits towards rent owing to us. During the same period our Sponsor provided grants to twenty-four of our tenants (including both our residents and commercial tenants) totaling

$108,973. While we and our Sponsor reduced the use of the RAP beginning on September 1, 2020, we continue to collect some rent in the “Covid-19 after RAP Period” discussed below.

In this filing we are providing selected operating metrics related to occupancy and collections, each of which are broken out into three (3) time periods:

1.	January 1, 2020 through December 31, 2020 (the “2020 Period”)
2.	April 1, 2020 through January 31, 2021(the “Covid-19 Period”)
3.	September 1, 2020 through January 31, 2021 (the “Covid-19 after RAP Period”)

Portfolio Occupancy and Collections during the 2020 Period

·	Portfolio occupancy was 94.0%.
·	We collected 84.5% of our collectable rent[1] as cash, with an additional 10.0% of collectable rent being paid through the RAP, 3.4% remaining unpaid as of the end of the 2020 Period, and the remaining 2.1% being waived, written off, or pending receipt through an external municipal rent assistance program.

Portfolio Occupancy and Collections during the Covid-19 Period

·	Portfolio occupancy was 94.4%.
·	We collected 80.9% of our collectable rent as cash, with an additional 12.0% of collectable rent being paid through the RAP, 5.2% remaining unpaid as of the end of the Covid-19 Period, and the remaining 1.9% being waived, written off, or pending receipt through an external municipal rent assistance program.

Portfolio Occupancy and Collections during the Covid-19 after RAP Period

·	Portfolio occupancy was 93.1%.
·	We collected 88.0% of our collectable rent as cash, with an additional 0.1% of collectable rent being paid through the RAP, 10.1% remaining unpaid as of the end of the Covid-19 after RAP Period, and the remaining 1.8% being waived, written off, or pending receipt through an external municipal rent assistance program.

Overall, we are pleased with the fundamental performance of the properties in our portfolio given the challenging operating environment as a result of the Covid-19 emergency. The RAP has been a significant stabilizer of our overall collections since April 2020, and we are pleased with both the financial impact of this program (limiting outstanding rent owing to the Company to 3.4% of collectable rent as of December 31, 2020) and the positive impact on Neighborhood Diversity and Stability, one of our five (5) social and environmental focus areas. A more detailed analysis of the non-financial impact of RAP will be provided in our upcoming Annual Impact Report.

While the balance of rent owing to the Company has increased since the use of the RAP was reduced at the end of August 2020, the percentage of collectable rent that we are receiving in cash payments has also increased by 3.5% (relative to the 2020 Period) to 88.0%.

1 “Collectable rent” is contractual rent as stated in the lease without modification for agreed upon waivers, abatements, negotiated reductions.